Exhibit 99.1

FOR IMMEDIATE RELEASE

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
Applera Contacts: Media                              Investors
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
                  Lyn Christenson                    Peter Dworkin
                  650-554-2867                       650-554-2479
                  christle@appliedbiosystems.com     dworkipg@appliedbiosystems.com


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Celera Contacts:  Media                              Investors
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
                  Heather Kowalski                   Rob Bennett
                  240-453-3343                       240-453-3990
                  heather.kowalski@celera.com        robert.bennett@celera.com
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           J. CRAIG VENTER STEPS DOWN AS PRESIDENT OF CELERA GENOMICS

            Continues as Chair of Celera's Scientific Advisory Board

NORWALK, CT - January 22, 2002 - Applera Corporation announced today that J. Craig Venter, Ph.D., has stepped down as President of its Celera Genomics Group (NYSE:CRA) but will continue his affiliation with Celera as Chair of its Scientific Advisory Board. Tony L. White, Chairman and CEO of Applera, will assume the role of President of Celera on a temporary basis while the company seeks additional management to guide the continued evolution of Celera into a successful genomics-based pharmaceutical business.

Mr. White commented: "Craig has led a team at Celera that has made incredible achievements in a short period of time; most notably involving the historic sequencing of the human genome. Following completion of that milestone, we have focused on leveraging our accomplishments to facilitate a new model in therapeutic discovery. Several recent steps have been taken in that regard, including the acquisition of Axys Pharmaceuticals as well as various management changes. Our Board of Directors, Craig, and I all agreed that Celera's ongoing best interests would be served by making room for additional senior level management experienced in pharmaceutical discovery and development. Meanwhile, Craig and we both look forward to his refocusing his attention more on the purely scientific aspects of Celera's business. While I will be temporarily taking a more active role in Celera's day-to-day operations, we expect to move quickly in recruiting additional resources."

Dr. Venter commented: "Since the formation of Celera, I have remained committed to doing whatever is needed to advance the business as quickly as possible. The past three and one-half years have witnessed progress that often exceeded our own expectations, and I want this to continue. We are now at a critical juncture where my best contributions can be made in a scientific advisory role, allowing the rest of the organization to continue Celera's progress toward becoming a successful pharmaceutical business. I also intend to spend more time fulfilling my role as Chairman of the Board of The Institute for


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Genomic Research (TIGR). I am confident that this move will leave Celera optimally positioned to continue to write history."

Following the acquisition of Axys Pharmaceuticals, Celera's management team includes representatives from both businesses as well as certain new hires and the Applera corporate management team, including Mr. White, who are actively and regularly involved under the Company's tracking stock structure.

About Applera Corporation and Celera Genomics

Applera Corporation comprises two operating groups. The Applied Biosystems Group (NYSE:ABI) develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to market scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2001. The Celera Genomics Group, headquartered in Rockville, MD, is engaged principally in integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. Celera's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of information based on the human genome and other biological and medical information. Through the therapeutic discovery business, Celera intends to leverage its genomic and proteomic capabilities to identify drug targets and diagnostic marker candidates, and to discover novel therapeutic candidates. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available on the World Wide Web at www.applera.com, or by telephoning 800.762.6923.


Copyright(C)2002. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics and Celera Genomics are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and certain other countries.

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